United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

October 30, 2008

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 2.04 concerning Deltic Timber Corporation’s (the “Company”) accepted Notice Letter (defined below) is hereby incorporated by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 29, 2008, the Company delivered a notice of voluntary prepayment (“Notice Letter”) to Metropolitan Life Insurance Company, MetLife Investors USA Insurance Company, New England Life Insurance Company, General American Life Insurance Company, MetLife Insurance Company of Connecticut, and Modern Woodmen of America (collectively, the “Note Purchasers”) to prepay in full all of its outstanding obligations as of November 4, 2008 relating to the $30.0 million 6.01% Senior Notes that were issued pursuant to a Note Purchase Agreement dated December 20, 2002, as amended. As part of the notice, the Company requested that the Note Purchasers waive any prepayment penalty or other requirement to pay any “make whole” fees. On October 30, 2008, all Note Purchasers, except for Modern Woodmen of America, accepted the Company’s proposal, counter-signed the Notice Letter, and are waiving any prepayment penalties or “make whole” fees. As a result, $25.0 million of the $30.0 million notes will be paid in full, surrendered to the Company and cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ Phillip A. Pesek
Phillip A. Pesek, Secretary

Date: October 30, 2008